Exhibit 99.1
UROPLASTY ANNOUNCES ADDITION OF ROBERT KILL
TO ITS BOARD OF DIRECTORS
MINNEAPOLIS, MN, December 8, 2010 — Uroplasty, Inc. (NASDAQ: UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, today announced the appointment of Mr. Robert (Rob) Kill to its Board of Directors. Mr. Kill’s appointment increases the membership on the Board to seven.
Mr. Kill (46) is the President, CEO and a Board member of Virtual Radiologic Corporation, a Minneapolis-based, high growth provider of teleradiology and technology solutions to radiology practices and hospitals throughout the United States. Prior to joining Virtual Radiologic, Mr. Kill served as President of the Physicians Systems business at Misys Healthcare, a developer of healthcare software systems. Earlier, he spent 10 years with Baxter Healthcare, where he held senior leadership positions in operations, marketing and sales. He holds a B.A. in Economics from the University of Notre Dame.
“We are very pleased to have Rob join our Board at this key time at Uroplasty,” said Patrick Maxwell, Chairman of the Board. “His 19 years of experience with growing medical products and service companies will be extremely valuable to us as we execute our strategy to drive revenue growth and enhance valuation for our shareholders.”
“I am excited to join Uroplasty’s Board as the Company re-launches its Urgent PC Neuromodulation System in the U.S. for the treatment of overactive bladder,” said Mr. Kill. “I believe that my experience in a high growth environment will be of value to Uroplasty’s Board and shareholders during this pivotal time in the Company’s development.”
David Kaysen, President and CEO of Uroplasty said, “Rob brought Virtual Radiologic public, growing it several fold in four years, and then sold the company in a private transaction. As we roll out the re-launch plans for Urgent PC, and prepare for our growth, Rob’s skills and expertise will be invaluable in dealing with the challenges and opportunities ahead of us.”
About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops,

manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our focus is the continued commercialization of our Urgent PC Neuromodulation System, the only FDA-cleared system that delivers posterior tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder and associated symptoms of urgency, frequency and urge incontinence. We also offer Macroplastique® Implants, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.
Forward-Looking Information
This press release contains forward-looking statements that reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results. We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC. In particular, we cannot be certain that the rate of reimbursement for PTNS treatments will be adequate to justify the cost of our product, that other Medicare carriers or private payers will provide coverage for this treatment, or that any of the other risks identified in our 10-K will not adversely affect our expectations as described in these forward-looking statements.

For Further Information:

Uroplasty, Inc.	EVC Group

David Kaysen, President and CEO, or	Doug Sherk/Jenifer Kirtland (Investors),
415.896.6820
Medi Jiwani, Vice President, CFO, Treasurer
Chris Gale (Media), 646.201.5431
952.426.6140